SUB-ITEM 77H

The following shareholders held greater than 25% of the outstanding shares of a series of the Trust as of August 31, 2015 but held below that threshold as of February 28, 2015:

Fund	Shareholder
GMO GLOBAL ASSET ALLOCATION SERIES FUND	MERCER TRUST COMPANY TRUSTEE, FBO ABBVIE US SAVINGS PLAN

The following shareholders ceased to hold greater than 25% of the outstanding shares of a series of the Series Trust during the period February 28,2015 through August 31,2015:

Fund	Shareholder

GMO BENCHMARK-FREE ALLOCATION SERIES FUND	NATIONAL FINANCIAL SERVICES LLC
GMO GLOBAL ASSET ALLOCATION SERIES FUND	MERCER TRUST COMPANY TRUSTEE, FBO ABBOTT LABORATORIES STOCK RETIREMENT PLAN
GMO GLOBAL ASSET ALLOCATION SERIES FUND	MERCER TRUST COMPANY TRUSTEE, FBO ABBOTT LABORATORIES STOCK RETIREMENT PLAN (PUERTO RICO)